Exhibit 99.1
News Release

BorgWarner Appoints
Rajesh Kalathur to its Board of Directors
Auburn Hills, Michigan, July 31, 2026 – BorgWarner Inc. (“BorgWarner”) announced today that
Rajesh Kalathur has been appointed to its Board of Directors.
“We are pleased to welcome Raj to BorgWarner’s Board of Directors,” said Alexis P.
Michas, Non-Executive Chairman of the Board of BorgWarner. “Raj’s extensive global leadership experience across finance, information technology, operations, and sales will be invaluable to our
Board.”
Mr. Kalathur most recently served as President of John Deere Financial and Chief
Information Officer of Deere & Company, a global leader in the production of agricultural, construction, forestry, turf, power systems, and other solutions, which he joined in 1996 and from which he retired in 2026. In these roles, he led Deere & Company's financial services business segment with more than $70 billion in assets and oversaw enterprise-wide global information technology and cybersecurity functions. Prior to these roles, Mr. Kalathur served as Deere &
Company's Chief Financial Officer for more than six years.
Mr. Kalathur holds a Bachelor of Science in Mechanical Engineering from the National
Institute of Technology in Jamshedpur, India, a Master of Science in Industrial Engineering from the University of Alabama, and a Master of Business Administration from the University of
Chicago’s Booth School of Business.
About BorgWarner
For more than 130 years, BorgWarner has been a transformative global product leader bringing successful mobility innovation to market. With a focus on sustainability, we’re helping to build a cleaner, healthier, safer future for all.
BorgWarner Appoints Rajesh Kalathur to its Board of Directors
PR contact:
Michelle Collins
Phone: +1 248-373-2574
Email: mediacontact@borgwarner.com
IR contact:
Pat Nolan
Phone: +1 248-754-0884
Email: IR@borgwarner.com